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                                                                    EXHIBIT 2.1

                             AMENDED AGREEMENT AND
                             PLAN OF SHARE EXCHANGE



THIS AMENDED AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Agreement") dated this 12th day of November 1998, by and between WORLD NET HOLDINGS, INC., a Florida corporation ("WNET"), STUPID PC, INC., a Georgia corporation ("SPC"), Bart Brannon ("Brannon"), Donald H. Sigler ("Sigler"), Herb Harris ("Harris"), River Rapids, Ltd. ("RRL") and PC-U, Inc. ("PCU").

WHEREAS, WNET and SPC deem it advisable and in the best interests of each of the corporations and their shareholders that WNET acquire all of the issued and outstanding common stock of SPC (the "Share Exchange") in return for newly issued shares of common stock of WNET; and

WHEREAS, WNET and SPC have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions, and conditions contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that WNET shall acquire all of the issued and outstanding common stock of SPC, upon and subject to the following terms and conditions:

                                   ARTICLE 1

                                  DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

"WNET COMMON STOCK" shall mean the common stock of WNET.

"SPO STOCK" shall mean the Common Stock of SPC.

"EFFECTIVE DATE" shall mean a date selected by the mutual agreement of SPC and WNET for the completion of the transactions described in Article II herein.

"EXCEPTIONS SCHEDULE" shall mean Exhibit A in the case of WNET and Exhibit B in the case of SPC, both of which are attached hereto as Exhibits.

                                   ARTICLE 2

                          GENERAL TERMS AND PROVISIONS

SECTION 2.01 EFFECTIVENESS. At the Effective Date, WNET shall issue new WNET Common Stock in exchange for all, and not less than all, of the outstanding shares of SPC stock on the terms provided herein.

SECTION 2.02 DIRECTORS AND OFFICERS OF WNET. At the Effective Date the existing officers and members of the Board of Directors of WNET shall resign and new directors shall be



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appointed by Brannon to fill the vacant Board seats of WNET until the next annual meeting of the Board of Directors of WNET. The Chairman of the Board shall be Brannon.

SECTION 2.03 OPTION AGREEMENTS. On the Effective Date, certain parties will enter into the following option agreements:

         (a) Donald Sigler will grant Brannon an option to purchase 340,073 shares of his common stock in WNET (out of a total of 955,729 shares after giving effect to the proposed one for four reverse stock split) for $1.50 per share for one year following the Effective Date, Brannon shall have the right to extend the option for an additional year upon payment of $50,000 to Sigler on or before the expiration date of the option. Sigler's option shall be in the form of that option agreement which is attached hereto as Exhibit C.

         (b) Donald Sigler will grant RRL and PCU an option to purchase 307,828 shares each of his common stock (for a total to RRL and PCU of 615,656 shares) in WNET (out of a total 955,729 shares after giving effect to the proposed one for four reverse stock split) for $1.50 per share for one year following the Effective Date. Sigler's option shall be in the form of that option agreement which is attached hereto as Exhibit C.

         (c) Herb Harris will grant Brannon an option to purchase his shares of common stock in WNET (being 160,250 shares after giving effect to the proposed one for four reverse stock split) for $1.50 per share if exercised within 90 days following the Effective Date, for $1.75 per share if exercised between 91 and 180 days following the Effective Date, for $2.00 per share if exercised between 181 and 270 days following the Effective Date, and for $2.25 per share if exercised between 271 and 365 days following the Effective Date. Harris' option shall be in the form of that option agreement which is attached hereto as Exhibit D.

SECTION 2.04 DUE DILIGENCE PERIOD. Each party shall promptly provide the other with such books, records, documents and consents that the other may reasonably request to investigate the representations, warranties and financial condition of the party, including all articles of incorporation and amendments, bylaws and amendments, minutes of all incorporators, directors and shareholders meetings or consent minutes with respect to actions taken by incorporators, directors, or shareholders, all financial statements, tax returns, and all material contracts, leases, and agreements to which it is a party or an intended beneficiary within ten (10) days of the date of this Agreement. WNET and SPC shall have the right, in their sole and absolute discretion, until ten days after receipt of the above information from the other, to terminate this Agreement on the grounds that the completion of the transactions contemplated by this Agreement is not feasible.

SECTION 2.05 EXCHANGE ACT REGISTRATION. Within a reasonable period of time after the Effective Date, WNET shall tile with the Securities and Exchange Commission an application to register its common stock under Section 12 of the Securities Exchange Act of 1934, and shall diligently prosecute such application.

SECTION 2.06 TAKING OF NECESSARY ACTION. WNET and SPC shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest WNET with title to any or all of the SPC Stock, the officers and directors of WNET, and its subsidiaries, at the expense of WNET, shall take such necessary or desirable action.



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                                   ARTICLE 3

                               EXCHANGE OF SHARES

SECTION 3.01 EXCHANGE RATIO. On the Effective Date, WNET shall issue a total of 4,000,000 shares of its WNET Common Stock to all of the shareholders of SPC in exchange for all of the issued and outstanding SPC Stock. Each holder of shares of SPC Stock shall be entitled to receive that number of shares of WNET Common Stock equal to (a) the number of shares of SPC Stock held by the holder (b) multiplied by 4,000,000 and (c) divided by the sum of the total number of shares of SPC Stock (i) which are outstanding as of the Effective Date, (ii) which are issuable upon the conversion of any other securities of SPC which are convertible into shares of SPC Stock, or (iii) which are issuable upon the exercise of any other securities of SPC which may be exercised or exchanged for shares of SPC Stock, assuming all such securities were converted or exercised immediately prior to the Effective Date.

On the Effective Date, WNET shall grant options for a total of 2,000,000 shares of WNET Common Stock with an exercise price of $0.20 per share to all the shareholders of SPC. Each SPC Shareholder shall be entitled to and granted an Option for the purchase of WNET Common Stock shares equal to (a) the number of shares of SPC Stock held by the holder (b) multiplied by 2,000,000 and (c) divided by the sum of the total number of shares of SPC Stock (i) which are outstanding as of the Effective Date, (ii) which are issuable upon the conversion of any securities other (than these securities) of SPC which are convertible into shares of SPC Stock or (iii) which are issuable upon the exercise of any securities of SPC (other than these securities) which may be exercised or exchanged for shares of SPC Stock, assuming all such securities were converted or exercised immediately prior to the Effective Date. Such Options shall be immediately vested and exercisable for a five (5) year period following the Effective Date.

There shall be no fractional shares issued, and the actual number of shares to be issued shall be rounded up to the nearest whole number of shares. Any securities of SPC which are convertible into or exercisable for shares of SPC Stock shall be exchanged for the type and number of shares of WNET Common Stock equal to the number of shares of WNET Common Stock which the holder of such securities would receive if it converted or exercised its securities into shares of SPC Stock, as applicable, immediately prior to the Effective Date. The shares of SPC Common Stock, if any, held in the treasury of SPC ("Treasury Shares") shall be cancelled and shall not be exchanged or combined in accordance with the provisions of this Section 3.01.

SECTION 3.02 EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Date, each holder of a certificate for shares of SPC Stock, upon surrender of same to Holladay Stock Transfer, Inc. (the "Transfer Agent"), shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of full shares of WNET Common Stock for and into which the shares of SPC Stock, represented by the certificate or certificates so surrendered, shall have been exchanged, as provided in Section
3.01 hereinabove. As soon as practicable after the Effective Date, WNET shall send a notice and transmittal form to each holder of record of an outstanding certificate which, immediately prior to the Effective Date evidenced shares of SPC Stock, advising such shareholder of the terms of exchange and combination effected by the Share Exchange and the procedure for surrendering to the Transfer Agent such certificate or certificates in exchange for one or more certificates representing the full number of shares of WNET Common Stock, as determined by Section 3.01 hereinabove.

SECTION 3.03 UNEXCHANGED CERTIFICATES. Until surrendered in accordance with
Section 3.02 hereinabove, each outstanding certificate which, prior to the Effective Date of the Share Exchange, evidenced shares of SPC Stock, for all corporate purposes of WNET shall be deemed



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to evidence ownership of the number of shares of WNET Common Stock for and into which shares of SPC Stock represented thereby will have been exchanged and combined; provided, however, that until each such outstanding certificate is surrendered and exchanged, no dividend or distribution payable to the holders of record of WNET Common Stock as of any date subsequent to the Effective Date of the Share Exchange shall be paid to the holder of such outstanding certificate which shall not have been surrendered with respect thereto. After the Effective Date of the Share Exchange, there shall be no further registry of transfers of SPC Stock on the books of SPC and, if a certificate representing such shares or warrants is presented for transfer to WNET it shall be cancelled and exchanged for a certificate representing shares of WNET Common Stock, as provided for herein.

SECTION 3.04 CERTIFICATES IN OTHER NAMES. If any certificate representing shares of WNET Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition precedent to the issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, that the person requesting the exchange pay to the Transfer Agent any transfer or other taxes required by reason of such issuance, and that counsel to WNET approve such transfer.

SECTION 3.05 STOCK LEGENDS. The certificates representing shares of WNET Common Stock issuable pursuant to Section 3.01 herein shall bear a legend restricting transfer of the shares of WNET Common Stock represented by such certificate in substantially the form set forth below:

         "The shares evidenced by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer."

WNET shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Act, and all applicable state securities laws.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

The following representations and warranties are hereby made (i) by WNET to SPC with respect to WNET (but excluding its wholly owned subsidiary, Home Alert Security Corporation) and (ii) by SPC to WNET with respect to SPC.

SECTION 4.01      ORGANIZATION.

         (a) It is a corporation duly organized, validly existing, and in good standing under the laws of the state or country of its incorporation and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and to consummate the transactions contemplated thereby. It is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect (as hereinafter defined). The copies of its certificate of incorporation and by-laws, each as currently in effect, which have been delivered to the other and are complete and correct.



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         (b)      For purposes of this Agreement.

                  (i) "Material Adverse Effect" with respect to a party shall mean any change in, or effect on such party or any subsidiary thereof (as hereinafter defined) which is, or with reasonable probability might be, materially adverse to the business, properties, operations, income, assets, prospects or condition, financial or otherwise of such party and its subsidiaries, taken as a whole; and

                  (ii) each reference to a "subsidiary" or "subsidiaries" of any means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any subsidiary), owns, directly or indirectly, more than 50% of the stock other equity interests the holder of which are generally entitled to for the election of the board of directors or other governing body of corporation or other legal entity, provided that subsidiary shall exclude Home Alert Security Corporation when used in reference to WNET.

SECTION 4.02 AUTHORIZATION. The execution and delivery of this Agreement, the performance by each of its covenants and agreements hereunder and the consummation by each of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the party. When executed and delivered by a party, this Agreement shall constitute the valid and legally binding obligation of the party, enforceable against the party in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

SECTION 4.03 CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the party's certificate of incorporation or by-laws, as currently in effect, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the party or any of its subsidiaries and other than any such conflicts, breaches, creation, imposition or termination which would not have a Material Adverse Effect, conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any contract or agreement to which the party or any subsidiary is a party or by which the party or any subsidiary or any of their, respective properties or assets is bound, other than the approval of this Agreement by the holders of SPC Common Stock and except for compliance with the federal Securities Act of 1933, as amended (the "Securities Act"), the securities or blue sky laws of the various states, the federal Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any such consents approvals, authorizations, filings or registrations with or notices to any such person or entity other than any governmental agency or instrumentality the failure to effectuate which would not have a Material Adverse Effect, no consents, approvals or authorizations, or registrations with any governmental agency or authority or any other person or entity and, filings with or notices to any such person or entity, are required in connection with the execution and delivery of this Agreement by the party or the consummation by the party of the transactions contemplated hereby.

SECTION 4.04 EXAMINATION OF DOCUMENTS. All original documents and other information relating to its affairs will be made available, and copies of any such documents will be furnished, upon request to the other party and its counsel. Included among the documents to be made available are all articles of incorporation and amendments, bylaws and amendments, minutes of all incorporators, directors and shareholders meetings or consent minutes with respect to actions



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taken by incorporators, directors, or shareholders, all financial statements, tax returns and all material contracts, leases, and agreements to which it is a party or an intended beneficiary.

SECTION 4.05 TITLE TO ASSETS. It and its Subsidiaries have good and marketable title to all of their respective assets and properties, in each case, except as set forth on the Exceptions Schedule, free and clear of all Liens. It and the Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of it and its Subsidiaries include all of the assets, of ever kind and nature, whether tangible or intangible, and wherever located, which are utilized by it or its Subsidiaries in the conduct of their respective businesses. Neither it nor its Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of it or its Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which it or the Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) caused by it or any Subsidiary or, to the best of its knowledge, any other party. All the tangible personal property owned or leased by it or its Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation, except for any such non-conformity which, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.06 TAX RETURNS AND PAYMENTS. Except as disclosed on the Exceptions Schedule, it and each Subsidiary have filed or caused to be filed all foreign, federal, state, provincial, municipal and other tax returns, reports and declarations required to be filed by it so as to prevent any Lien of any nature on the assets or properties of it or any of the Subsidiaries, and have paid or shall pay all taxes which have been or shall become due with respect to the periods covered by said returns or pursuant to any assessment received by it in connection therewith. Except as set forth on the Exceptions Schedule, the Internal Revenue Service has not examined the federal tax returns of it or any of the Subsidiaries for any period subsequent to December 31, 1995; and only periods subsequent to December 31, 1995 remain open for examination and assessment of additional federal income taxes. All assessments and charges (including penalties and interest, if any) related to periods ended on or before December 31, 1995 have been paid by it and each Subsidiary, including any necessary adjustments with state and local tax authorities, and, except as set forth on the Exceptions Schedule, no deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof. Adequate provision has been made in the party's financial statements for the payment of all then accrued and unpaid federal and other taxes of it and its Subsidiaries, whether or not yet due and payable and whether or not disputed by it. Neither it nor any Subsidiary has agreed to the extension of the statute of limitations with respect to any tax return for any open year.

SECTION 4.07 NO LITIGATION.  Except as disclosed in the Exceptions Schedule:

         (a) there is no action, proceeding, claim, or investigation pending or threatened against it or to which any of its assets or properties are subject before any court or any governmental department, commission, board, bureau, agency, or instrumentality which involves



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the possibility of any judgment or liability or which might adversely affect its assets, business, or goodwill and, after investigations it knows of no basis or grounds for any such action, proceeding, claim, or investigation; and

         (b) there is no outstanding order, writ, injunction, or decree of any court, government department, commission, board, bureau, government agency, or instrumentality, or any arbitration award against it.

SECTION 4.08 NO ADVERSE CHANGES. Between the date of this Agreement and the Effective Date, as a condition precedent to the obligations hereunder, it will not, without the other party's prior written consent, take any of the following actions: it will not engage in any material transaction not in the ordinary course of its business, make or declare any dividends or distributions of its capital surplus, or profits, or redeem or issue any shares of its common stock or other securities. There will be no changes in its assets, properties, liabilities, or financial condition from those shown in its financial statements or in its condition, other than changes which do not materially affect, singly or in the aggregate, its business, assets, properties, or financial condition. Other than as set forth in the Exceptions Schedule, it will not borrow any amounts or incur any liabilities other than pursuant to contracts entered into in the ordinary course of business: discharge any lien or encumbrance or satisfy any liabilities other than current liabilities incurred in the ordinary course of business: mortgage, pledge, or subject to lien or charge or any other encumbrance any of its assets or properties: sell, assign, or transfer any of its assets except in the ordinary course of business: waive any rights of substantial value: or loan money to any of its directors, officers, or shareholders.

SECTION 4.09      FINANCIAL STATEMENTS: BOOKS AND RECORDS.

         (a) The consolidated financial statements for it and its Subsidiaries provided to the other are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The financial statements fully and fairly present the consolidated financial position and results of operations and cash flows of it and its Subsidiaries, at the dates shown and for the periods therein specified, subject to normal year-end adjustments in accordance with generally accepted accounting principles and except as described therein.

         (b) Both it and each Subsidiary: (i) make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets; and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Its books and records are accurate and complete and there are no matters for which proper entry has not been made in such books and records.

SECTION 4.10 INSURANCE. Except as set forth in the Exceptions Schedule, it and its Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties and in each case the various occurrences which may arise in connection with the operation of their respective businesses, except those occurrences which, individually or in the



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aggregate, would not have a Material Adverse Effect. The Exceptions Schedule accurately summarizes the principal terms of all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and it and the Subsidiaries have complied with the provisions of such policies and bonding arrangements. Such insurance and such bonding arrangements are of comparable amounts and coverage as that which companies engaged in similar businesses would maintain in accordance with good business practice. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

SECTION 4.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Exceptions Schedule, neither it nor any of its Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.12      REAL ESTATE AND LEASES

         (a) There is no real estate now or previously owned by it, and it does not hold or operate any real estate owned by any third party. Neither it nor any Subsidiary is in default under any such lease or agreement, nor, to the best of the knowledge of it, is any other party to any such lease or agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by it or any Subsidiary or, to the best of the knowledge of it, any other party to any such lease or agreement, or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder by it or any Subsidiary or, to the best of the knowledge of it, any other party, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

         (b) There are no condemnation or eminent domain proceedings pending or threatened with respect to the properties owned or leased by it or any Subsidiary, all required certificates of occupancy and other government permits necessary to utilize such properties as they are presently utilized have been obtained, and such properties, and the operation thereof, conform to all existing building, zoning, and other laws and ordinances relating to their use or occupancy, in each case except insofar as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.13 INTELLECTUAL PROPERTY. It and its Subsidiaries, respectively, own all right, and title and interest in and to all Intellectual Property, if any, free and clear of all Liens. Neither it nor any of its Subsidiaries has granted any outstanding licenses or other rights, and has no obligations to grant licenses or other rights, under any such Intellectual Property. No dispute has arisen, with respect to any of Intellectual Property, and the operations of it and each Subsidiary and the use of the Intellectual Property would not involve infringement or claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right, except for any such infringement which, individually or in the aggregate, would not have a Material Adverse Effect. No license or other right has in any manner been granted by it or any of its Subsidiaries which constrains it or any Subsidiary from utilizing or commercializing any patent, registered or common law trademark, service name, trade name, copyright, license or other



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similar right. To the best of the knowledge of it, and except as would not have a Material Adverse Effect, neither it nor any subsidiary has suffered any of its trade secrets, know-how or other confidential intellectual or intangible property rights utilized in connection with the Business to enter into the public domain.

SECTION 4.14      CONTRACTUAL AND OTHER OBLIGATIONS.

         (a) As used in this Agreement, the term the "Agreements" shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, to which it or any of the Subsidiaries is a party or by which it or any of the Subsidiaries or any of their respective properties may be bound or affected, other than those which by their terms have expired prior to the date hereof. There is no Agreement which is material to its business or condition and which is not otherwise listed on the Exceptions Schedule which meets the following criteria. (i) any mortgage, indenture, note, or other instrument, arrangement or arrangement for or relating to any borrowing of money by it or any Subsidiary, or any other installment obligation in excess, individually, of $10,000 per year; (ii) any guaranty, direct or indirect, by it or any Subsidiary of any obligation for borrowings; (iii) any Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of it or any Subsidiary, except for such agreements which, individually and in the aggregate, are not material to its business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any Agreement to which any officer or director of it or any stockholder (herein referred to collectively as the "Insiders") of it beneficially owning (within the meaning of Section 13(d) of the Exchange Act) more than 5% of the outstanding shares of its common stock is a party; (vii) any Agreement containing noncompetition or other limitations restricting the conduct of the business of it or any Subsidiary: (viii) any license agreements to which it or any Subsidiary is a party relating to any intellectual Property (as hereinafter defined); and (ix) any partnership, shareholder agreement, joint venture or similar agreement.

         (b) No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by it or any Subsidiary, under any Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of its knowledge, no party with whom it or any Subsidiary has any Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect.

         (c) Except as set forth in the Exceptions Schedule, none of its officers or employees has any claim against it except for salaries or other ordinary expenses, and it is not obligated to any of such persons in any way or for any amount except for salaries, wages, or ordinary expenses.

SECTION 4.15 COMPENSATION. Neither it nor any Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by it at will without penalty, or oral agreements terminable by it on not more than 30 days' notice without penalty. Set forth in the Exceptions
Schedule is a list of all employees of it and each Subsidiary other than hourly employees subject to collective bargaining agreements, entitled to receive annual compensation in excess of $50,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by it or any Subsidiary as representing any of their respective employees. It will not incur any liability with respect to any payment due or damage suffered by any employee of it or any Subsidiary, including but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the transactions contemplated hereby.

SECTION 4.16 EMPLOYEE BENEFIT PLANS. Neither it nor its Subsidiaries maintain or sponsor and are not required to make contributions to any pension, profit-sharing bonus, incentive, welfare, or other employee benefit plan. All pension, profit-sharing, bonus, incentive, welfare, or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of it or its Subsidiaries participate, or with respect to which it or the Subsidiaries have any liability or obligation such plans and related trusts, insurance, and annuity contracts;, funding media, and related agreements and arrangements, other than any "multi-employer plan" (within the meaning of Section 3(37) of ERISA) being hereinafter referred to as the "Benefit Plans", and such multi-employer plans being hereinafter referred to as the "Multi-employer Plans") comply in form and as administered in all material respects with all requirements of the U.S. Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corp, (hereinafter referred to as "PBQC") promulgated under ERISA and with all other applicable law (including, without limitation, the health care continuation coverage requirements of
Section 4980B of the Code). Neither it nor any of its Subsidiaries has taken or failed to take any action with respect to either the Benefit Plans or the Multi-employer Plans which might create any material liability on the part of it or any. Each "fiduciary" (within the meaning of section 3(21)(a) of ERISA) as to each Benefit Plan and, to the best of the knowledge of it, as to each Multi-employer Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such Plan. All required employer and employee contribution and premiums under the Benefit Plans and the Multi-employer Plans to the date hereof have been paid, the respective fund or funds established under the Benefit Plans and the Multi-employer Plans are funded in accordance with all applicable laws and such plans, and no material past service funding liabilities exist thereunder. It has furnished to the other copies of all Benefit Plans, if any, and of all documents relating thereto required by it, including, without limitation, annual reports and financial statements with respect to such Benefit Plans for all periods ended on a date subsequent to December 31, 1997 during which it or any Subsidiary was a sponsor or participating employer in or was required to make contributions to such Benefit Plans. Such financial statements are true and correct in all material respects, and none of the actuarial assumptions underlying such statements have changed since the respective dates thereof. In addition, as of the date hereof:

         (i) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or, to the best of the knowledge of it, Multi-employer Plan has incurred an "accumulated funding deficiency" (within the meaning of section 412(a) of the Code), whether or not waived, and there are no excise taxes due or hereafter to become due, based upon current facts and circumstances, under section 4971 of the Code with respect to the funding of any Benefit Plan;

         (ii) No "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or, to the best of the knowledge of it, any Multi-employer Plan; there have been no terminations of any Defined Benefit Plan or, to the best of the knowledge of it, any Multi-employer Plan or any related trust: no such termination of any of the foregoing reasonably can be expected to occur, whether as a consequence of the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, or otherwise;

         (iii) Neither it nor any Subsidiary has withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multi-employer Plan: and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partial or total within the meaning of ERISA) from any Benefit Plan or Multi-employer Plan, or in any withdrawal or other liability of nature to it, any Subsidiary, or any Multi-employer Plan;

         (iv) No "prohibited transaction" (within the meaning of section 406 of ERISA or section 4975(c) of the Code) has occurred with respect to any Benefit Plan or, to the best of the knowledge of it, any Multi-employer Plan;

         (v) There is no excess of the aggregate present value of accrued benefits on a termination basis over the aggregate value of the assets of the Defined Benefit Plans, and no withdrawal liability of it and the Subsidiaries with respect to the Multi-employer Plans;

         (vi) There are no contributions which are, or hereafter will be, required to have been made to trusts in connection with "defined contribution plans" (within the meaning of Section 3(34) of ERISA) with respect to services rendered by employees of it or the Subsidiaries prior to the date hereof, and all PBGC premiums due on or before the date of this Agreement by it or any Subsidiary have been paid in full, including any late fees, interest and penalties;

         (vii) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or the Multi-employer Plans, there are no actions, suits, or claims pending with respect to any Benefit Plan or any Multi-employer Plan or any circumstances known to it which might give rise to any such action, suit or claims; and there are presently no outstanding judgments, decrees or orders of any court or any government or administrative agency against or affecting any Benefit Plan, the assets of any Benefit Plan or any Benefit Plan fiduciary; and

         (viii) Neither it nor any Subsidiary is under any obligation to provide benefits or coverage under a Benefit Plan to retirees of it or any Subsidiary or other former employees of it or any Subsidiary (or the beneficiaries of such retirees or former employees), including but not limited to retiree health care coverage (except as may be mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

SECTION 4.17 LABOR RELATIONS. There are no controversies pending or threatened between it and any Subsidiary and any of their respective employees which, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect, and, there are no organizational efforts currently being made or threatened involving any of such employees. It and its Subsidiaries have complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, except for any such non-compliance or such amounts which, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.18      LICENSES: FRANCHISES; RIGHTS.

         (a) Each of it and its Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and the employees and agents of it and its subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of it and the Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Agreement, will not adversely affect or otherwise impair the ability of it fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Neither it nor any Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon it or any Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

         (b) Without limiting the generality of the foregoing, neither it nor any Subsidiary: (i) has filed any notice under any Environmental Law (as hereinafter defined) indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, or
(ii) has any liability, contingent or otherwise, under any Environmental Law in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance on property, now or formerly owned or leased by it or any of its Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect. No hazardous materials and no hazardous substances have been generated, treated, stored or disposed of or placed in violation of any Environmental Law on any property owned or leased by it or any Subsidiary or on or into any waste disposal site owned or operated by a third party except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

         (c) For purposes hereof, "Environmental Laws" shall mean any and all federal, state or local laws, statutes, ordinances, rules, regulations, orders, or determinations of any federal, state or local governmental authority pertaining to health or the environment, including with limitations, the federal Clean Air Act, as amended, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, Water Pollution Control Act, as amended, Occupational Safety and Health Act of 1970, as amended, Resource Conservation and Recovery Act of 1976, as amended, Safe Drinking Water Act, as amended, Toxic Substances Control Act, as amended, Superfund Amendments and Reauthorization Act of 1986, as amended, Hazardous Materials Transportation Act, as amended, and all other environmental, conservation or protection laws.

SECTION 4.19 NO BROKERAGE FEES. No agent, broker, investment banker, person, or firm acting on its behalf, to the best of its knowledge, is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any other transactions contemplated hereby, except for certain shares issuable to RRL and PCU pursuant to a

Consulting Agreement dated October 15, 1998 and certain warrants issuable to Gerald Sullivan in accordance with a Consulting Agreement dated April 15, 1999.

SECTION 4.20      COMPLIANCE WITH CERTAIN LAWS. It is in full compliance with:
(i) all federal, state, and local laws regulating atmospheric, water, and other pollution or damage to the environment, and (ii) all federal, State, and local laws prohibiting discrimination based on race, creed, color, sex, age, disability, or national origin.

SECTION 4.21 AUTHORIZATION OF BOARD OF DIRECTORS. Its Board of Directors has duly authorized the execution and delivery of this Agreement and all documents and transactions called for hereunder, and, subject to the requisite approval and authorization by the holders of its capital stock, this Agreement constitutes a valid and binding obligation of the corporation in accordance with the Agreement's terms. Each shall deliver to the other a certified copy of resolutions of its Board of Directors pertaining to the foregoing. It has taken or will exert its best efforts to take, prior to the Effective Date, all action required by law, its Articles of Incorporation and Bylaws, and otherwise to authorize the execution, delivery, and performance of this Agreement.

SECTION 4.22 CAPITALIZATION. Except as set forth in the Exceptions Schedule, each party represents and warrants individually and as to itself, as applicable, as follows:

         (a) SPC. SPC represents and warrants that its authorized capital stock consists of 80,000,100 shares of Common stock, of which 3,154,000 are issued and outstanding. All of the issued and outstanding shares of SPC Stock are validly issued, fully paid, and non-assessable.

         (b) WNET. WNET represents and warrants that its authorized capital stock consists of 12,500,000 shares of common stock, $.001 par value per share, of which 1,716,642 shares are issued and outstanding (which includes the shares issued pursuant to the private offering described in Section 4.26 herein), and 5,000,000 shares of preferred stock, par value $0.10 per share, of which none are issued and outstanding. All of the issued and outstanding shares of WNET Common Stock are validly issued, fully paid, and non-assessable.

         (c) It has not, within the last two years, sold or issued any of its securities in a transaction which was not exempt from registration under the 1933 Act (or issued without a restrictive legend) or any applicable state securities law.

         (d) There are no preemptive rights with respect to any of its securities.

         (e) No shares of any class or series of its capital stock held as treasury stock.

         (f) All of the outstanding shares of its common stock are duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person.

         (g) There are no subscriptions, warrants, options, calls, commitments by or agreements to which the party is bound relating to the issuance, conversion, or purchase of any shares of its common stock, or any other capital stock, on the date hereof.

         (h) It is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating it, directly or indirectly, to sell any assets in a transaction which is not in the ordinary course or which, taken as a whole, is otherwise material to its and its Subsidiaries' businesses, financial conditions, results of operations or prospects, except for this Agreement.

         (i) It has no currently outstanding obligations to register any securities under the Securities Act, under any arrangements that would require any such registration as a result of this agreement or the transactions contemplated hereby or under any arrangements that would permit any party to such arrangements other than it to require it to file a registration statement under the Securities Act.

SECTION 4.23 NO SUBSIDIARIES. Except as set forth in the Exceptions Schedule or otherwise herein, it has no subsidiaries, except that WNET has a subsidiary called Home Alert Security Corporation, a Georgia corporation. Furthermore, the Exceptions Schedule sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which it, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a "Subsidiary" and, collectively, as the "Subsidiaries"), the jurisdiction of its incorporation or formation, and its direct or indirect ownership thereof. Each Subsidiary (excluding Home Alert Security Corporation in the case of WNET) is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such Subsidiary's business. Each Subsidiary consisting of a joint venture, partnership, or limited liability partnership is duly organized, validly existing and, in the case of any limited liability partnership, in good standing as such entity under the laws of the jurisdiction of its formation, and has full partnership authority to own or hold under lease the assets or properties which it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party and to conduct such Subsidiary's business. Each Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of the capital stock of each Subsidiary are so owned and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and, are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. No shares of capital stock or other proprietary interest of any Subsidiary is subject to any option, call, commitment or other agreement of any nature, and there are no subscriptions, warrants, options, calls, commitments by or agreements to which it or any Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any Subsidiary. Neither it nor any Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any Subsidiary, or obligating it or any Subsidiary to sell any assets of any Subsidiary in a transaction which is not in the ordinary course or which is otherwise material to its business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, as currently in effect, of each such Subsidiary, which have been delivered or made available to the other party by it are complete and correct.

SECTION 4.24 SECURITIES FILINGS. NON-REPORTING ISSUER. It is not subject to the requirements to file reports pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934. It and each Subsidiary have made all filings with the SEC that it has been required to make under the Securities act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder. It has provided the other with complete and correct copies of all reports, registration statements, final prospectuses, definitive proxy statements and other filings made by it or any Subsidiary with the SEC, and all such documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and neither any of the documents (as of the date of their respective filing with the SEC), or any information relating to it or any of its Subsidiaries contained in this Agreement or any schedule hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.25 REPRESENTATIONS TRUE. No representation or warranty contained herein, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 4.26 PRIVATE PLACEMENT. Notwithstanding any representations and warranties herein to the contrary, SPC acknowledges and agrees that WNET has entered into a Subscription Agreement, under which WNET has agreed to issue 800,000 shares of its common stock at $0.45 per share (the number of shares and the offering price are before the effect of the proposed one for four reverse stock split), in three tranches of 300,000 shares, 300,000 shares and 200,000 shares. SPC further acknowledges that under the terms of the Subscription Agreement, $35,000 of the first tranche and $15,000 from subsequent tranches is to be retained in escrow to pay the legal costs incurred by WNET with respect to this Agreement, the costs of an audit of the WNET and SPC following the Effective Date, and the cost of registering WNET's common stock under Section 12 of the Securities and Exchange Act of 1934.

                                   ARTICLE 5

                                   COVENANTS

SECTION 5.01 SHAREHOLDER MEETINGS. Except as set forth in the Exceptions Schedule, WNET covenants and agrees that it does not need approval from its shareholders to enter into or perform under this Agreement under its Articles of Incorporation, By-Law or the law of its state of incorporation. SPC shall promptly obtain the written consent to all of their shareholders to the transactions contemplated by this Agreement, and if such written consent is not obtained within ten (10) days of the date of this Agreement, then said corporation shall submit this Agreement to its shareholders for approval, as provided for in its Articles of Incorporation and Bylaws, at a special or annual meeting of shareholders (the "Shareholder Meeting") to be held on the earliest practicable date.

SECTION 5.02 PRESERVATION OF BUSINESS: Access to Documents. From and after the date of this Agreement and until the Effective Date, WNET and SPC covenant and agree with each other that each corporation shall.

         (a) use its best efforts to preserve its business organization, goodwill, and business relationships intact and to retain the services of its officers and key employees.

         (b) provided the same does not violate any statute, order, decree, rule, Regulation, or contract, give each other and its authorized agents full access, during normal business hours, upon reasonable notice, to all of its assets, properties, books, records, agreements, and commitments and furnish such representatives during such period with all such information concerning its affairs as the other may reasonably request; provided, however that each party and its authorized agents shall hold in confidence all documents and information thus acquired or learned concerning the parties and, if the transactions contemplated by this Agreement are not consummated, all such documents shall immediately thereafter be returned to the appropriate parties;

         (c) take all necessary corporate and any other action, and use its best efforts to obtain all consents, approvals, and agreements required to carry out the transactions contemplated in this Agreement and to satisfy, or cause to be satisfied, the conditions specified herein; and

         (d) maintain in full force and effect insurance policies providing coverages and amount of coverage as now provided.

SECTION 5.03 BUSINESS IN ORDINARY COURSE. WNET and SPC further covenant and agree with each other that each of the representations and warranties set forth in Article IV will be true and correct on the Effective Date. Except as set forth on the Exceptions Schedule or as specifically authorized by this Agreement, until the Effective Date, neither WNET nor SPC shall do any of the following except with the prior written consent of the other party:

         (a) effect any general salary increase except in line with its past practices;

         (b)      enter into any written employment agreement;

         (c) increase the base compensation or other benefits of any employee by more than 10%;

         (d) make any contribution to any trust or plan for the benefit of employees not required by the present terms thereof or in accordance with its past practices;

         (e) make any change in any employee benefit plan which would materially increase the cost thereof or adopt any new employee benefit plan;

         (f) issue or commit to issue any capital stock or other ownership interests,

         (g) grant or omit to grant any options, warrants, or other rights to subscribe for or purchase or otherwise acquire any, shares of capital stock or other ownership interests or issue or commit to issue any securities convertible into or exchangeable for shares of its common stock or other ownership interests;

         (h) declare, set aside, or pay any dividend or distribution with respect to its common stock or other ownership interests;

         (i) directly or indirectly redeem purchase, or otherwise acquire or commit to acquire any of its common stock or other ownership interest or directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any loan or financing agreement;

         (j) effect a split or reclassification of any capital stock or recapitalization;

         (k) change its articles of incorporation, bylaws, or other governing instruments, except to effectuate the transactions contemplated by this Agreement;

         (l) borrow or agree to borrow any funds except pursuant to existing bank lines of credit or other existing loan agreements or financing arrangements; or

         (m)      waive or commit to waive any right of substantial value,

SECTION 5.04 EXCLUSIVITY. So long as this Agreement remains in effect, SPC will not market, negotiate for the sale of, or convey or encumber any portion of SPC or its assets nor enter into any agreement granting to any person or entity any right with respect to SPC or its assets.

SECTION 5.05 CONFIDENTIALITY. Each party agrees that the any information which each provides the other pursuant to this Agreement shall be confidential and shall not be disclosed or used except as necessary in connection with the party's due diligence investigation or as otherwise required by the party to complete the transactions described by this Agreement. The provisions of this Paragraph shall survive the Effective Date or the termination of this Agreement.

                                   ARTICLE 6

                   CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Effective Date:

SECTION 6.01 COMPLIANCE WITH LAWS. All statutory requirements for the valid consummation by it of the transactions contemplated by this Agreement shall have been fulfilled.

SECTION 6.02 BLUE SKY FILINGS. All Blue Sky filings and permits or orders required to carry out the transactions contemplated by this Agreement shall have been made and received containing no term or condition reasonably unacceptable to it.

SECTION 6.03 DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to it and its counsel.

SECTION 6.04 SHAREHOLDER APPROVALS: LIMIT ON DISSENTING SHARES. To the extent shareholder approval is required by any party to this Agreement, this Agreement and the transactions contemplated hereby shall have been approved by the written consent of all shareholders of the corporation, or the corporation shall have received the requisite approval and authorization of its shareholders at a duly held special or annual meeting of the corporation's shareholders. No holders of any outstanding shares of each party to this Agreement shall dissent from the transactions contemplated by this Agreement.

SECTION 6.05 REVERSE SPLIT. WNET shall have effected a one-for-four reverse split of the WNET Common Stock.

SECTION 6.06 PRIVATE PLACEMENT PROCEEDS. WNET shall have received at least $135,000 in escrow from the private placement described in Section 4.26 herein, of which at least $100,000 may be released to WNET on the Effective Date under the terms of the escrow.

SECTION 6.07 COMMITMENT. SPC shall have obtained a commitment to raise at least $1,000,000 and not more than $1,400,000, less the amount raised under the private placement described in Section 4.26 herein, in equity capital after the Effective Date on a best efforts basis on terms acceptable to SPC.

SECTION 6.08 DUE DILIGENCE. WNET and SPC shall have each determined that the completion of the transactions contemplated by this Agreement are feasible after conducting the due diligence review described in Section 2.04 herein.

SECTION 6.09 NO ADVERSE CHANGE. Between the date of execution of this Agreement and the Effective Date, WNET and SPC, (a) except in the ordinary course of its business shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction or suffered or experienced any materially adverse change in its condition, financial or otherwise, and (b) shall not have increased its issued and outstanding shares of common stock or any other securities.

                                   ARTICLE 7

                       ACTIONS ON OR AFTER EFFECTIVE DATE

SECTION 7.01 EFFECTIVE DATE. On the Effective Date, the following acts and transactions will take place:

         (a) The holders of SPC Common Stock will exchange their SPC Stock for an total of 4,000,000 shares of WNET Common Stock;

         (b) WNET will file Articles of Share Exchange with the Secretaries of State of the States of Georgia and Florida;

         (c) The Board of Directors of WNET will be reconstituted as set forth in Section 2.02 herein;

         (d) Brannon, Harris, Sigler, PCU and RRL will execute the option agreements attached hereto as Exhibits C and D;

         (e) WNET shall execute and file such documents that WNET may reasonably require to insure that the issuance of WNET Stock to the holders of SPC Common Stock pursuant to this Agreement complies with Section 4(2) of the Securities Act of 933 (and the regulations promulgated thereunder) and any blue sky laws applicable to them;

         (f)      All shares subject to the option agreements described in
Section 2.03 shall be placed in escrow with Mottern, Fisher & Rosenthal P.C. for the term of the applicable option agreement;

         (g) WNET shall establish a nonvoting advisory board to advise the Purchaser on financial and strategic matters following the Effective Date, at least four members of which will be designees of Gordon Mundy;

         (h) WNET shall issue to SPC shareholders the options described in paragraph 2 of Section 3.01 herein;

         (i) SPC shall have delivered to WNET, in a form acceptable to WNET an opinion of counsel for SPC as of the Effective Date that SPC's corporate existence, good standing, and authorization to enter into and perform under this Agreement are as stated in Section 4.01 herein. WNET shall have delivered to SPC, in a form acceptable to SPC, an opinion of counsel for WNET as of the Effective Date that WNET's corporate existence, good standing, and authorization to enter into and perform under this Agreement are as stated in
Section 4.01 herein. In rendering its opinion, counsel for WNET and SPC may rely on such certificates and written representations as are appropriate.

SECTION 7.02 POST-EFFECTIVE DATE. Immediately after the Effective Date WNET will convey its wholly-owned subsidiary, Home Alert Security Corporation, a Georgia corporation, to Don Sigler for $10.

                                   ARTICLE 8

               TERMINATION, FURTHER ASSURANCES, AND MISCELLANEOUS

SECTION 8.01 TERMINATION AND POSTPONEMENT. WNET and SPC contemplate that the Effective Date shall occur within fourteen (14) days from the execution of this Agreement. If for any reason the Effective Date does not occur by November 30, 1998, then this Agreement shall terminate unless such date is extended in writing by WNET and SPC. In addition this Agreement may be terminated at any time by the mutual consent of the Boards of Directors of WNET and SPC.

SECTION 8.02 DEFAULTS. In the event of a termination of this Agreement due to the exercise by a party of an express right to cancel or terminate as provided herein or the failure of any of the conditions to the Effective Date to be satisfied or waived or by the deadline therefor, then neither party shall have any liability to the other, including particularly for any incidental or consequential damages which each may have incurred or suffer as consequence of the party's entry into this Agreement. In view of the difficulty of determining SPC's damages in the event of default by WNET if the Effective Date does not occur because of WNET's default (as distinguished from the exercise by WNET of an express right to cancel or terminate as provided herein or the failure of any of the conditions to the Effective Date to be satisfied or waived), then SPC shall be entitled to $15,000 as full and complete liquidated damages, and not as a penalty and. thereupon no party shall have any further obligation or liability hereunder nor any other remedy at law or in equity. In view of the difficulty of determining WNET's damages in the event of default by SPC if the Effective Date does not occur because of SPC's default (as distinguished from the exercise by WNET of an express right to cancel or terminate as provided herein or the failure of any of thc conditions to the Effective Date to be satisfied or waived), then WNET shall be entitled to $15,000 as full and complete liquidated damages, and not as a penalty and, thereupon, no party shall have any further obligation or liability hereunder nor any other remedy at law or in equity.

SECTION 8.03 SURVIVAL. This Agreement and the representations, warranties and covenants contained herein shall survive consummation of the transactions herein contemplated for a period of one (1) year.

SECTION 8.04 ASSIGNMENT. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

SECTION 8.05 HEADINGS. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

SECTION 8.06 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns, and transferors.

SECTION 8.07 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or other obligations except as herein specifically provided. Any waiver, amendment, or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in any other instance.

SECTION 8.08 COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute but one agreement an original, but all such counterparts together shall constitute but one agreement.

SECTION 8.09 NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be deemed given if in writing, sent registered mail:

IF TO WNET:

Donald H. Sigler
Home Alert Security Corporation
3475 Holcomb Bridge Rd. N.W.
P.O. Box 923535
Norcross, Georgia 30010-3535
Phone:   (770) 209-9229
Fax:     (770) 209-9921

and
Robert J. Mottern
Mottern, Fisher & Rosenthal, P.C.
2300 Northlake Centre Drive
Suite 200
Tucker, Georgia 30084
Phone:   (770) 496-4565
Fax:   (770) 496-4560

IF TO SPC:

Bart Brannon
Stupid PC, Inc.
3010-E Business Park Drive
Norcross, Georgia  30071
Phone:   (770) 448-4150
Fax: (770) 448-2356

And

Christa Keamey
John McManus & Associates, P.C.
1117 Perimeter Center West
Suite N-320
Atlanta, Georgia 30338
Phone:   (770)  96-1117
Fax:   (770) 671-8947

IF TO PCU:

PC-U, Inc.
2951 Stanstead Circle
Norcross, Georgia 30071


IF TO RRL:

River Rapids, Ltd. [address]


IF TO SIGLER:

Donald H. Sigler
2100 Four Mile Drive
Kalispell, Montana 59901
Phone:   (406) 257-4471
Fax:   (406) 257-4471


IF TO HARRIS:

Herb Harris
Home Alert Security Corporation
3475 Holcomb Bridge Rd., N.W.
P.O. Box 923535
Norcross, Georgia 30010-3535
Phone:   (770) 209-9229
Fax:     (770) 209-9921

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              WORLD NET HOLDINGS, INC., a Florida corporation

                              /s/ Donald H. Sigler
                              -------------------------------------------------
                              By:  Donald H. Sigler, President



                              STUPID PC, INC., a Georgia corporation

                              /s/ Bart Brannon
                              -------------------------------------------------
                              By: Bart Brannon, President

                              /s/ Bart Brannon
                              -------------------------------------------------
                              Bart Brannon, Individually



                              /s/ Donald H. Sigler
                              -------------------------------------------------
                              Donald H. Sigler, Individually





                              /s/ Herbert G. Harris
                              -------------------------------------------------
                              Herb Harris, Individually



                              RIVER RAPIDS LTD., a Utah limited partnership



                              /s/ Gary Hatch
                              -------------------------------------------------
                              By:  Gary Hatch, President of RRL

                                   Managing General Partner



                              PC-U. INC.




                              -------------------------------------------------
                              By:                                , President

                                   EXHIBIT A

                         EXCEPTIONS SCHEDULE FOR WNET:


1.       WNET has not filed tax returns for 1997.

2. WNET does not have insurance, and historically has not carried insurance.

3. All issued shares were either issued with restrictive legend or exempt from registration under Rule 504D provision.

4. WNET did not file a Form D with the SEC for a private offering of 70,000 shares of its common in 1998.

5. WNET has not filed documents with Standard & Poor's to obtain manual exemption or conducted any blue sky filings or any other filings which provide exemptions for secondary market trading.

6. In 1997, WNET sold 2,000,000 shares of its common stock for $0.10 per share to 12 purchasers under Rule 504. Each purchaser gave a promissory note rather than cash for their shares, and to date none of the promissory notes have been paid. To date, shareholders holding 1,525,000 shares have returned their shares to the company in consideration for cancellation of their promissory note.

                                   EXHIBIT D

                                OPTION AGREEMENT



THIS OPTION AGREEMENT made this ___ day of_________________ 1998 (the "Effective Date"), between Bart Brannon ("Brannon") and Herb Harris ("Harris").

WHEREAS, Harris owns 160,250 shares (the "Common Shares") of common stock in World Net Holdings, Inc. (the "Corporation");

WHEREAS, Harris has agreed to grant Brannon the option to purchase part or all of the Common Shares on the terms and conditions set forth herein;

WHEREAS, the Common Shares are held by Mottern, Fisher & Rosenthal, P.C. as Escrow Agent pursuant to the Escrow Agreement of even date herewith.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. GRANT OF OPTION. Harris hereby hereby irrevocably grants to Brannon the right and option, hereinafter called the Option, to purchase all or any part of the Common Shares on the terms and conditions set forth herein at the following prices: (a) $1.50 per share, if exercised within 90 days following the Effective Date, (b) $1.75 per share, if exercised between 91 and 180 days following the Effective Date, (c) $2.00 per share, if exercised between 181 and 270 days following the Effective Date, and (d) $2.25 per share, if exercised between 271 and 365 days following the Effective Date.

2. TERM OF OPTION. The Option may be exercised at anytime from time to time as to any part of or all the Common Shares until a date 365 days after the Effective Date; provided, however, that the Option may not be exercised as to less than 100 shares at any one time (or the remaining shares then purchasable under the Option, if less than 100 shares). Harris shall have all rights of a shareholder with respect to the Common Shares covered by the Option prior to the date of exercise of this Option with respect to such Common Shares.

3. CHANGES IN CAPITAL STRUCTURE. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalization mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no factional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by Paragraph 2 hereof.

4. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to Harris and the Escrow Agent. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which it is being exercised, and shall be signed by Brannon. Such notice shall be accompanied by payment of the lull purchase price of such Common Shares, in which event the Escrow Agent shall, as soon as practicable after the notice and payment shall have been received, deliver a certificate or certificates representing such Common Shares to Brannon and the purchase price to Harris. Payment of such purchase price shall, in all cases, be made by certified check or wire transfer to the order of the Escrow Agent.

IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Optionholder has hereunto set his hand and seal, all on the day and year first above written.



-------------------------
Herb Harris






-------------------------------------------
Bart Brannon